Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated February 19, 2016, relating to the financial statements and financial highlights which appear in the December 31, 2015 Annual Report to Shareholders of the NFJ Dividend Value Portfolio and RCM Dynamic Multi-Asset Plus VIT Portfolio, which is also incorporated by reference into the Registration Statement. We also consent to the reference to us under the heading “Financial Highlights”, “Independent Registered Public Accounting Firm”, and “Financial Statements” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, NY

April 11, 2016